Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Friday, January 27, 2012	Rich Sheffer (952) 887-3753

DONALDSON COMPANY INCREASES QUARTERLY CASH DIVIDEND;
ANNOUNCES TWO-FOR-ONE STOCK SPLIT

MINNEAPOLIS, January 27, 2012 — Donaldson Company, Inc. (NYSE: DCI), announced today that its Board of Directors has increased the common stock cash dividend by 7 percent and authorized a two-for-one split of the Company’s common stock.

The Board declared a regular cash dividend of 16 cents per share, payable March 9th to shareholders of record as of February 17th. As of December 31st, there were approximately 74,300,000 shares outstanding. The current declaration is the 226th consecutive quarterly cash dividend paid by Donaldson over a time span of 56 years.

The Board also declared a two-for-one stock split effected in the form of a 100 percent stock dividend. The stock dividend will be distributed March 23rd to shareholders of record as of March 2nd.

“We are very pleased to announce both a cash dividend increase and a stock split,” said Bill Cook, Donaldson’s Chairman, President and CEO. “This marks the fifth stock split we have made over the past 20 years and our 26th consecutive year of cash dividend increases. Both of these actions are possible because of the strong sales growth and record financial performance delivered by over 12,000 members of our Donaldson Team around the world.”

About Donaldson Company, Inc.

Donaldson is a leading worldwide provider of filtration systems that improve people’s lives, enhance our Customers’ equipment performance, and protect our environment. We are a technology-driven Company committed to satisfying our Customers’ needs for filtration solutions through innovative research and development, application expertise, and global presence. Our over 12,000 employees contribute to the Company’s success by supporting our Customers at our more than 100 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI. Additional information is available at www.donaldson.com.

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